Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-156700
Dated December 15, 2010
HUNTINGTON BANCSHARES INCORPORATED
FINAL TERM SHEET
7.000% SUBORDINATED NOTES DUE 2020

Issuer:	Huntington Bancshares Incorporated
Security Type:	Subordinated Notes
Legal Format:	SEC Registered (Registration Statement No. 333-156700)
Aggregate Principal Amount Offered:	$300,000,000
Ratings:*	Baa3/BBB-/BBB (Stable/Stable/Stable)(Moody’s/S&P/Fitch)
Minimum Denominations:	$2,000
Minimum Increments:	$1,000
Pricing Date:	December 15, 2010
Settlement Date:	December 17, 2010 (T+2 days)
Maturity Date:	December 15, 2020
Interest Payment Dates:	June 15 and December 15, commencing on June 15, 2011.
Redemption Provision:	The notes may not be redeemed prior to maturity
Reference Benchmark:	2.625% due November 15, 2020
Benchmark Yield:	3.551%
Spread to Benchmark:	T+344.9 bps
Reoffer Yield:	7.000%
Coupon:	7.000%
Price to Investors (%):	100.0%
CUSIP:	446150AG9
ISIN:	US446150AG96
Book-Running Manager :	Goldman, Sachs & Co.
Joint Lead Managers:	Morgan Stanley & Co. Incorporated Sandler O’Neill & Partners, L.P.
Co-Manager:	Barclays Capital Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
This communication is intended for the sole use of the person to whom it is provided by us.
The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Copies of the prospectus, preliminary prospectus supplement and any subsequently filed prospectus supplements relating to the offering may be obtained from Goldman, Sachs & Co., 200 West Street, New York, NY 10282, Attention: Prospectus Department (1-866-471-2526).
Terms are used in this term sheet with the meanings assigned to them in the preliminary prospectus supplement subject to completion, dated December 15, 2010, included in the registration statement referred to above.